EXHIBIT 99.6

TWO WAY TV (US), INC. PRESS RELEASE

        Los Angeles, CA- May 1, 2002.—Two Way TV (US) Inc., a leading provider of enhanced TV technology and services for the North American television industry, announced today that it has completed its merger with Interactive Network, Inc.

        "This is the culmination of our strategy to combine the world leading technology of Two Way TV and the patent portfolio of Interactive Network, Inc." said Robert J. Regan, president and COO Two Way TV (US). "We believe the union creates an unparalleled North American business with the intellectual property and experience to take the lead in next-generation interactive entertainment."

        "We fully support Two Way TV (US) and intend to use our market leading position in the UK to ensure that it achieves the same success in North America," said Matthew Tims, CEO of Two Way TV (US)'s parent company, Two Way TV Ltd. "We feel this will solidify our position as the leading global provider of enhanced TV business solutions," he added.

        Drawing on unrivalled level of expertise built up over a decade, Two Way TV provides broadcasters, networks and developers with a wide range of interactive and enhanced TV products and services. The combined company will operate from its headquarters in Los Angeles and will be quoted on the NASDAQ OTC Bulletin Board under the following ticker symbol: TWTV.

        All shareholders in Interactive Network, formerly trading under the ticker symbol OTC BB: INNN, have become shareholders in Two Way TV (US) including AT&T (NYSE: T), Motorola Inc. (NYSE: MOT), General Electric Inc. (NYSE: GE), Sprint (NYSE: FON) and Gannett (NYSE: GCI).

About Two Way TV (US) Inc.

        Two Way TV (US) Inc. (OTC BB: TWTV) is a subsidiary of Two Way TV Ltd. Based in Los Angeles, California, Two Way TV (US) dedicates its resources to enabling multi-player tightly synchronized interactive TV applications, played in conjunction with live and scheduled television broadcasts through digital set top boxes. Two Way TV (US) works with broadcasters, networks, programmers and operators to enable enhanced TV, and to enrich their products and improve their brand loyalty. More information on Two Way TV (US), Inc. is available at www.twowaytvus.com.

About Two Way TV Ltd.

        Two Way TV Ltd. www.twowaytv.com is a world leading provider of interactive television games and programs, bringing new "pay-per-play" revenues to broadcasters, operators and rights holders. Viewers interact with their television set through their handset, playing along with favorite game shows and sports events, scoring points and winning prizes. Two Way TV Ltd. was formed in 1992, and its backers include NTL, SMI Media Invest and Liberate Technologies.

CONTACT:
Piers Wilson
Two Way TV (US)
323.852.6164
piers@twowaytvus.com

FORWARD LOOKING STATEMENTS

        This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including descriptions of the structure and terms of transactions that may occur in the future. These statements are not historical facts and include expressions of management's expectations about transactions, which are subject to various contingencies. Such forward-looking statements involve certain risks and uncertainties. The actual structure and terms of the transactions may differ materially from those discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the terms and structure as a result of any applicable regulatory requirements and policy and changes in the businesses and operations of Two Way TV (US) or related third parties. These entities assume no obligation for updating such forward-looking statements at any time.